Exhibit 11(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in the offering statement pursuant to Regulation A of MCI Income Fund VII, LLC and to the use of our report dated May 24, 2024 on the financial statements of MCI Development 1, LLC as of December 31, 2023 and 2022.

June 28, 2024